ACQUISITION AGREEMENT AND PLAN OF REORGANIZATION


THIS ACQUISITION AGREEMENT AND PLAN OF REORGANIZATION ("Agreement") made as of this 8th day of September, 1994, by and between Moran Research Labs, a Massachusetts Business Trust doing business as Bioran Medical Laboratory ("Bioran"); J. Richard Fennell, Ph.D., as trustee of Bioran (the "Trustee"); Susan E. Khoury Irrevocable Trust, Linda M. Shea Irrevocable Trust, Kathleen M. Fennell Irrevocable Trust, and Patricia A. McEachern Irrevocable Trust, as Shareholders of Bioran (the "Existing Shareholders"); S.A. Fennell Limited Partnership, a Massachusetts limited partnership ("S.A. Fennell L.P."); and Corning Incorporated, a New York business corporation ("Corning"). Bioran, the Trustee, the Existing Shareholders and S.A. Fennell L.P. are also sometimes herein called the "Bioran Group."

                               RECITALS:

WHEREAS, Bioran exists by virtue of a Declaration of Trust dated as of March 2, 1989 by and among the Trustee and the Shareholders (by their predecessors) filed with the Secretary of State of the Commonwealth of Massachusetts as of such date, which Declaration was amended by a First Amendment filed October 17, 1991 (the "Declaration of Trust"), and operates a clinical testing laboratory in accordance therewith; and

WHEREAS, Corning desires to acquire all of the outstanding shares of beneficial interest of Bioran ("Bioran Trust Stock") as provided herein in exchange for shares of common stock of Corning, par value $0.50 per share (the "Corning Common Stock") in a transaction qualifying as a reorganization as defined in
Section 368(a)(1)(B) of the Internal Revenue Code of 1986 (the "Code"), upon the terms and conditions hereinafter set forth.

WHEREAS, following the exchange, Corning may cause Bioran to merge with and into CorSub (as hereinafter defined) pursuant to a plan of merger qualifying as a reorganization as defined in
Section 368(a)(1)(F) of the Code.

NOW, THEREFORE, in consideration of the foregoing premises and of the mutual and independent promises hereinafter set forth, and subject to the various terms and conditions hereinafter set forth, the Bioran Group and Corning hereby agree as follows:

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              ARTICLE I.  Description of the Transaction

1.1   Preliminary Matters.

      (a) On the Closing Date (as hereinafter defined) but prior to the Exchange Bioran shall acquire good and marketable title to the real property listed in Schedule 1.1(a) from S.A. Fennell L.P. pursuant an assignment of beneficial interest in exchange for the issuance to S.A. Fennell L.P. of 8.41 shares of Bioran Trust Stock and Bioran and S.A. Fennell L.P. shall have executed the Real Estate Option Agreement.

      (b) No later than one day prior to the Closing Date Bioran shall sell, on a recourse basis, its net accounts receivable (the amount of its accounts receivable from clinical laboratory services in excess of the amount of its accounts payable from clinical laboratory services) to Citibank N.A. or another bank reasonably satisfactory to Corning for cash on terms reasonably satisfactory to Bioran and Corning.

1.2   The Exchange.

      (a) On the Closing Date Corning will acquire all (and not less than all) of the outstanding shares of Bioran Trust Stock
(expected to be 282.41) in exchange (the "Exchange") for 5,960,967 shares of Corning Common Stock.

      (b) At the Closing on the Closing Date Corning shall deliver to the Escrow Agent, pursuant to the Escrow Agreement to be executed pursuant to Section 6.1(c), the form of which is attached hereto as Exhibit A (the "Escrow Agreement"), a certificate representing 5% of the aggregate number of shares of Corning Common Stock determined in (a) above, to be deposited with the Escrow Agent on behalf of the Existing Shareholders.

      (c) At the Closing on the Closing Date, the Existing Shareholders and S.A. Fennell L.P., as the holders of all the outstanding shares of Bioran Trust Stock ("Bioran Shareholders"), shall tender to Corning their certificates representing all of the outstanding shares of Bioran Trust Stock, together with duly executed stock powers, in exchange for the delivery by Corning of certificates representing shares of Corning Common Stock in proportion to their holdings of Bioran Trust Stock excluding the shares to be held in escrow as contemplated by Section 1.1(b). Certificates representing shares of Corning Common Stock delivered to Bioran Shareholders at Closing are being issued in a private placement pursuant to Section 4(2) of the Securities Act of 1933, as amended (the "1933 Act"), and are therefore exempt from registration under the 1933 Act, and will bear the legend
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set forth below reflecting that such shares are not issued in a transaction registered under the said Act, and cannot be resold in the absence of a registration under said Act or pursuant to an exemption thereto.

      The Securities represented by this certificate have not been registered under the Securities Act of 1933, as amended. They may not be sold, transferred or otherwise dealt with in a manner that would reduce the investment risk of the holder prior to [anticipated date of first press release containing at least 30 days of combined results of operations] and may not be sold or transferred in the absence of registration or an exemption therefrom under said Act.

      (d) No certificates representing fractional shares will be issued by Corning on account of the Exchange. Fractional interests in shares of Corning Common Stock shall be eliminated by rounding up to the next whole share interests of the Shareholders.

1.3     The closing of the transactions provided for in Section
1.2 hereof (the "Closing") shall take place at the offices of Lourie and Cutler, 60 State Street, Boston, Massachusetts, as of 11:59 p.m. on October 9, 1994, or such other date, time or place as shall be mutually agreed upon by the Trustee and Corning (the time and date of the Closing are referred to herein as the "Closing Date").

                 ARTICLE II.  Subsequent Transactions

Following the Closing Corning intends to cause Bioran and a newly organized Massachusetts corporation that is a direct 100% parent or subsidiary of Bioran ("CorSub") to execute, adopt and approve an agreement of merger in the form of Exhibit B hereto pursuant to the Massachusetts Business Corporation Law and to cause Articles of Merger pursuant to the Agreement of Merger to be filed with the Secretary of State of the Commonwealth of Massachusetts thereby effecting the merger of Bioran with and into CorSub (the "Merger"). The form of such Articles of Merger are attached hereto as Exhibit B.

     ARTICLE III.   Bioran Group's Representations and Warranties

      The Bioran Group hereby represents and warrants, jointly and severally (except S.A. Fennell L.P., which represents and warrants severally only as to the specific representations and warranties relating to S.A. Fennell L.P.) to Corning as follows:

3.1   Organization and Existence; Capitalization.
      (a) Bioran is an entity duly organized and validly existing under the laws of the Commonwealth of Massachusetts by virtue of the Declaration of Trust, a true and complete copy of which as amended to date, has been delivered to Corning, and has the full power to carry on its business as it is now being conducted.
Apart from the Declaration of Trust, there are no other instruments or agreements of any kind governing Bioran"s existence or operation which have not heretofore been delivered to Corning. Except as set forth on Schedule 3.1(a) hereto, Bioran is qualified to do business in each jurisdiction where the nature of such business, its assets or properties requires it to do so except where the failure to so qualify would not have a material adverse effect on its business, assets or properties.
J. Richard Fennell is the Trustee of Bioran.

      (b) The Declaration of Trust and the laws of the Commonwealth of Massachusetts permit Bioran to merge with and into CorSub as contemplated by Article II.

      (c) The number of shares of Bioran Trust Stock issued and outstanding as of the date hereof on a pro forma basis after giving effect to the consummation of the transaction referred to in Section 1.1(a), together with the owners of such shares, are set forth on Schedule 3.1(c) hereto. All of the outstanding shares of Bioran Trust Stock are validly issued, fully paid and non-assessable. Except as set forth on Schedule 3.1(c), there are no outstanding options, agreements, contracts, calls, commitments or demands of any character to which any of the Bioran Group is a party relating to the Bioran Trust Stock that either:

           (i) obligates Bioran or the Trustee to (A) issue, redeem, sell or purchase any Bioran Trust Stock or any other security of Bioran, or (B) share the profits of Bioran, or

           (ii) restricts the transfer of, or otherwise relates to transactions in, Bioran Trust Stock.

      (d) S.A. Fennell L.P. is a duly organized limited partnership existing in accordance with the laws of the Commonwealth of Massachusetts and whose sole general partner is Forest Realty Company, a Massachusetts business trust established pursuant to a Declaration of Trust dated October 17, 1991.

3.2   Subsidiaries' Organization and Existence; Capitalization.
A "Subsidiary" shall mean any corporation, partnership or other entity, wherever and however organized, in which Bioran, or the
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Trustee on behalf of Bioran, owns directly or indirectly at least
50% of the voting stock, equity or beneficial interest, is the general partner of, or otherwise controls the management of, by having the right or ability to designate a majority of the directors or members of the governing body thereof, whether by agreement or otherwise. Bioran does not have any Subsidiaries.

3.3 Affiliated Companies' Organization and Existence; Capitalization. An "Affiliated Company" shall mean any corporation, partnership or other entity, other than a Subsidiary, wherever or however organized, in which Bioran, or the Trustee or Bioran Shareholders on behalf of Bioran, owns directly or indirectly at least 20% of the voting stock, equity or beneficial interest or has the right to control the board of directors, governing body or management of any such company whether by agreement or otherwise. Bioran does not have any Affiliated Companies.

3.4   Ownership of Bioran Trust Stock; Authority to Execute and
Perform Agreement.

      (a) All persons or entities owning, equitably and otherwise, Bioran Trust Stock, are identified in Schedule 3.1(c) and hold such Bioran Trust Stock free and clear of all liens, encumbrances and claims and no Bioran Shareholder has any outstanding claim, judgment or lien of any nature whatsoever against it.

      (b) Each member of the Bioran Group has the full legal right, power and authority to enter into, execute and deliver this Agreement, the Escrow Agreement, the Registration Rights Agreement (in the form of Exhibit C attached hereto), the Real Estate Option Agreement (in the form of Exhibit D hereto) and the Affiliate"s Agreement (in the form of Exhibit E attached hereto) in each capacity in which such member is executing each such agreement and to perform fully his, her or its obligations hereunder and thereunder. This Agreement has been duly executed and delivered by each member of the Bioran Group and is the valid and binding obligation of each member enforceable against it in accordance with its terms. Other than their execution and delivery of this Agreement to Corning, no other corporate or comparable proceedings are necessary on the part of any member of the Bioran Group to authorize this Agreement or the transactions contemplated hereby. Except as set forth in Schedule 3.4, the execution and delivery of this Agreement and the other agreements identified above, the consummation by the Bioran Group of the transactions contemplated hereby and thereby (including the Merger) and the performance by the Bioran Group of this Agreement and the other agreements identified hereinabove will not::

           (i) conflict with or result in a breach or default of or constitute or result in a default under any of the terms, conditions or provisions of the Declaration of Trust or other governing instruments, if any of Bioran;

           (ii) require the further approval or consent of any federal, state, county, local court or other governmental or regulatory body or the approval or consent of any other person other than compliance with the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the "H-S-R Act") and the obtaining of such consents as listed on the Schedule 3.11 hereto; or

         (iii) conflict with or result in any breach or violation of any of the terms and conditions of, or constitute a default (or an event which with notice or lapse of time or both constitute a default) under or a violation of, any statute, regulation, order, judgment or decree applicable to Bioran, or of any material instrument, contract or other agreement to which Bioran or the Trustee is a party or to which Bioran is bound or subject.

3.5   Financial Statements.

      (a) Schedule 3.5(a) hereto consists of the proforma, unaudited consolidating balance sheet of Bioran (including the real estate referred to in Schedule 1.1(a) but excluding the real estate not used in the clinical laboratory business and any non-clinical laboratories activities) as of December 31, 1993, and the related consolidating profit and loss statement of the Bioran clinical laboratories business for the 12-month period then ended (the "1993 Financial Statements"). Except as noted thereon, the 1993 Financial Statements fairly present the financial position of the clinical laboratories business of Bioran at December 31, 1993 and the results of its operations for the year ended December 31, 1993, all in conformity with generally accepted accounting principles applied on a basis consistent with prior
periods.   Except as shown separately on Schedule 3.5(c), no
dividends or other distributions have been made by Bioran to its Shareholders since December 31, 1993.

      (b) Schedule 3.5 (b) hereto consists of the proforma, unaudited consolidating balance sheet of Bioran (including the real estate referred to in Schedule 1.1(a) but excluding the real estate not used in the clinical laboratory business and any non-clinical laboratories activities) as of June 30, 1994, the related consolidating profit and loss statements of the Bioran clinical laboratories business for the 6-month period then ended (the "1994 Financial Statements"). Except as noted thereon, the 1994 Financial Statements fairly present the financial position of the clinical laboratories business of Bioran at June 30, 1994 and the results of its operations for the 6-month period ended June 30, 1994, all in conformity with generally accepted accounting principles applied on a basis consistent with prior periods. The Accounts Receivable as reflected on the 1994 Financial Statements are all beneficially owned and valid claims for reimbursement and adequate reserves and allowances have been provided. All liabilities, including contingent liabilities, are properly reflected or disclosed in the 1993 and 1994 Financial Statements.

3.6   Taxes.

      (a) Bioran has delivered to Corning true and complete copies of its federal income and state and local income tax returns for its tax years ended December 31, 1991, 1992 and 1993. Bioran has duly filed or secured appropriate extensions for all tax reports and returns required to be filed by it and has duly paid all amounts due and payable or have made adequate provision for all taxes and other related charges including those not yet payable (including interest and penalties due or claimed to be due from it) by foreign, federal, state or local taxing authorities (including, without limitation, those due in respect of its properties, income, licenses, sales and payrolls). Except as set forth on Schedule 3.6, no taxing authority has audited any portion of a tax return relating to Bioran since 1987, and there are no notices of audit, pending questions relating to, or claims asserted for, taxes or assessments received by or made against Bioran.

      (b) Pursuant to an election made on or before December 31, 1986, for U.S. Federal income tax purposes Bioran has qualified on a continuous basis as a corporation taxed under Subchapter S of the Internal Revenue Code ("S Corporation") for all periods beginning on January 1, 1987 and ending on the Closing Date. During the entire period of its treatment as a qualified S Corporation, Bioran has not been liable for any S Corporation level tax under Sections 1374 and 1375 of the Internal Revenue Code.

3.7 Machinery and Equipment; Supplies. Schedule 3.7 consists of lists maintained by Bioran for financial reporting purposes of all machinery, equipment, furniture, motor vehicles and other tangible assets, other than inventories of supplies held in the ordinary course of business, owned or held under lease by Bioran on June 30, 1994 and which are normally capitalized by Bioran. Bioran does not claim ownership or any other rights in the items of personal furniture, art, artifacts, and filing cabinets in the offices presently occupied by J. Richard Fennell, Kathleen M. Fennell, the adjacent conference room, the secretarial office occupied by Virginia Yerardi, or in the upstairs "Projection
Room" in the building at 415-425 Massachusetts Ave., or in the original SMAC analytical machine presently stored in the garage. Except as described in Schedule 3.7, such machinery, equipment, furniture, motor vehicles and other tangible assets owned or used by Bioran and presently used in their businesses, are in good operating condition and repair, subject to ordinary wear and tear. All manufacturers' warranties, users' manuals, and maintenance documents in the possession of Bioran regarding all machinery, equipment, motor vehicles and other tangible assets as of the date of this Agreement are maintained at the locations of such assets. All maintenance, service, product recall, and manufacturers' upgrades have been followed, installed or otherwise implemented on all machinery, equipment, motor vehicles and other tangible assets subject to this Agreement (the above-identified tangible assets and the Software identified in Section
3.10 below are herein called the "Assets"). The inventories of supplies held by Bioran and included in the 1994 Financial Statements are usable in the ordinary course of its business.

3.8   Business and Ownership of Assets.  Except as described in
Schedule 3.8, Bioran is engaged in providing clinical testing services and is not engaged directly or indirectly in any other business activity. S.A. Fennell L.P. was established to hold, has in the past and at presently holds, only real estate, cash and cash equivalents listed on Schedule 3.8 and engages in no other business and has no employees, properties, liens, loans, liabilities, operations, obligations or undertakings of any nature except as set forth thereon. Bioran or the Trustee on Bioran"s behalf, has (or, in the case the properties listed on Schedule 1.1, will have at the Closing Date) good and marketable title to, or holds under lease, or under reagent-use agreements, all of its respective Assets, free and clear of all restrictions, liens, claims and other encumbrances other than Permitted Liens. No other assets are used by Bioran, or are necessary, in the conduct of its business as presently carried on. For purposes of this Agreement, Permitted Liens shall mean (a) materialmen's, mechanics', carriers', worker's, repairmen's and other similar liens arising from or incurred in the ordinary course of business, or statutory landlord's liens under leases to which Bioran is a party, with respect to which the underlying obligation is not in default or such obligation or lien is being contested in good faith, (b) the rights of third parties with respect to inventory or work in progress under orders or contracts entered into by Bioran in the ordinary course of business, (c) liens securing indebtedness which are discharged in accordance with stated credit terms set forth in instruments listed on Schedule 3.11 or omitted therefrom in accordance with
Section 3.11, (d) liens that do not materially detract from or materially interfere with the present use of the properties or assets subject thereto or affected thereby, or otherwise materially impair present business operations in which such properties are used or materially interfere with the sale, or materially detract from the value, of any properties held for sale, (e) as reflected in financial statements or the notes thereto delivered pursuant to Sections 3.5 or 6.1 hereof, and (f) liens for taxes not yet delinquent, or the validity or amount of which are being contested in good faith.

3.9   Client List.   Schedule 3.9 includes complete and accurate
listings of all of the clients (without names and addresses of clients which will be only provided at Closing) for whom Bioran performed clinical laboratory testing or other services with a cumulative invoice value of at least $1,000 during June, 1994, including the name and address of each such client and complete and accurate statements of sales for each during June, 1994. Except as set forth on Schedule 3.9, no client on such list has, by written notice or by oral declaration, advised Bioran or the Trustee, or an officer or senior executive of Bioran to the knowledge of Trustee, that it intends to terminate its business relationship with Bioran, except any clients whose average monthly referrals to Bioran during the twelve months ended June 30, 1994 do not exceed $10,000 individually and do not exceed $250,000 in the aggregate for all such excluded clients.

3.10 Computer Programs and Software. Set forth on Schedule 3.10 is a list and description of all material computer programs and software currently being used by Bioran for laboratory and business systems but excluding off-the-shelf commercially available systems owned or licensed to Bioran (inclusively, the "Software").

3.11 Contracts and Commitments. Set forth on Schedule 3.11 hereto are complete and accurate lists as of the date hereof of the following:

      (a) Sales contracts of Bioran not terminable without penalty on 60 days' notice which individually provide for the rendering of future services in excess of $10,000;

      (b) Bids and sales proposals of Bioran not terminable without penalty on 60 days" notice which individually provide for the rendering of services in excess of $10,000;

      (c) Purchase orders and purchase commitments of Bioran not terminable without penalty on 60 days" notice which individually provide for future purchases in excess of $25,000;

      (d) Personal property leases and other rental, use or service arrangements of Bioran not terminable without penalty on 60 days" notice which individually requires payment by Bioran over its remaining life of more than $25,000 in the aggregate;

      (e) Real property leases and similar contracts and arrangements not terminable without penalty on 60 days" notice whereby Bioran leases or rents any land, building, facility, service center or other interest in realty which requires payment by or to Bioran or over its remaining life of more than $25,000 in the aggregate (the "Business Premises Leases");

      (f) All laboratory management agreements, compensation arrangements (as defined in the Omnibus Budget Reconciliation Act of 1989 - the "Stark law," as amended, 42 U.S.C.A. 1395(nn)) with referring physicians, indemnity or guaranty arrangements, business acquisition agreements, licensing agreements, nondisclosure agreements, non-compete agreements, joint-venture agreements, and commission agreements;

      (g) All agreements between Bioran and Trustee, with any Bioran Shareholder or among Bioran Shareholders (collectively
"Shareholder Agreements") or any officer or director of Bioran;

      (h) All other material contracts, agreements, understandings, commitments, leases, mortgages, notes, bonds, loans or other instruments, whether written or oral (other than those specifically included or excluded by subsection (a) through
(g) above) and all amendments, consents, waivers, side letters and commitments related thereto, to which Bioran is a party and which is not terminable without penalty by Bioran on 60 days" or less notice and which individually requires payment by Bioran over its remaining life of more than $25,000; and

      (i) Any agreements of S.A. Fennell L.P. of the nature described in clauses (a) through (h) above to which Bioran or its properties may be bound or affected at the Closing Date, whether by reason of the transactions contemplated by Section 1.1(a) or otherwise.

Items to be set forth pursuant to (a) through (i) above being hereinafter collectively referred to as the "Contracts". Contracts excluded from Schedule 3.11 solely by reason of dollar limitations do not obligate Bioran to more than $1 million of cost or expense in the aggregate and none of such Contracts so excluded is material to the business of Bioran. Except as set forth in Schedule 3.11, all Contracts are valid, binding and in full force and effect and have not been amended or modified from the forms thereof provided to Corning. No party to any Contract is, to the knowledge of Bioran or the Trustee, in default thereof and to the knowledge of Bioran or the Trustee there exists no condition or event which, after notice or lapse of time or both, would constitute a default by any such party, except as to matters which are immaterial to the performance of any such Contract. Except as separately identified in Schedule 3.11 (which Schedule shall be updated to the Closing Date), no Contract either requires another party's consent to, or shall be terminable by reason of, the transactions contemplated hereby, including the Merger. Bioran and the Trustee do not know or have no reason to know of any cancellation, or threat to cancel or not to renew or extend, any Contract or of any reasonable basis for any other party thereto to cancel any Contract to which Bioran is a party, other than Contracts whose cancellation, nonrenewal or nonextension is not material to Bioran. For the purposes of the foregoing sentence, knowledge or reason to know shall mean a written declaration of a party having a Contract with Bioran or an unequivocal oral statement by such party to the Trustee, an officer or senior executive of Bioran to such effect. Bioran has furnished or made available to Corning complete and accurate copies of all Contracts. Bioran is not a party to or bound by any agreement restricting the ability of Bioran or any of its affiliates from freely engaging in any business or competing anywhere in the world.

3.12  Intellectual Property Rights; Nondisclosure of Proprietary
Information.

      (a) Set forth on Schedule 3.12 is a list of all trade names, assumed names, service marks, trademarks, logos, patents, copyrights and other intellectual property rights of Bioran. Bioran holds all the intellectual properties it uses in its businesses free and clear of all liens and claims and requires no rights in any such properties that it does not have to conduct its businesses as presently conducted.

      (b) Except as set forth on Schedule 3.12, Bioran has not disclosed any proprietary or confidential information, including, but not limited to, lists of current or prospective customers, financial statements, trade secrets, methods by which the businesses of Bioran are or have been conducted and methods by which the customers or business of Bioran are or have been obtained, to any third party, except in the ordinary course of business, to persons or entities such as the attorneys or accountants of Bioran or the Internal Revenue Service. For purposes of this Agreement, disclosure of information to parties interested in purchasing some or all of the stock or assets of Bioran or entering into a partnership, consolidation, joint venture, or other business arrangement whereby the third party would share in the profits generated by the confidential and proprietary information of Bioran shall not be considered transactions in the ordinary course of business.

3.13 Employees; Employee Benefits. Set forth on Schedule 3.13 hereto are the following:

      (a) Employees. A complete and substantially accurate list (without names which will only be provided at Closing) of the titles, dates of hire and rates of pay of all salaried Bioran employees as of the date hereof. Set forth separately on
Schedule 3.13, is a list of all written and verbal employment or consultant agreements existing to which Bioran is bound;

      (b) Termination Pay Policy. A description of the termination or severance pay policy of Bioran;

      (c) Benefit Plans. A description of each employee benefit or compensation plan, including without limitation, pension, retirement, deferred compensation, profit sharing, bonus or incentive, medical, dental, health insurance and life insurance or other employee benefit plans of Bioran; and

      (d) Vacation Pay. A complete and substantially accurate list (without names which will only be provided at Closing) of all vacation pay accrued as of June 30, 1994 in respect of Bioran employees. Except as set forth in Schedule 3.13, Bioran is not a party to, bound by, nor does it maintain or make any contribution to any employment agreement, pension, retirement, deferred compensation, profit sharing, bonus or incentive plan, medical, dental or other health insurance plan, life insurance plan, or other employee benefit plan or program (whether or not legally binding), including, without limitation, any "employee benefit plan" (as defined under Section 3(3) of the federal Employee Retirement Income Security Act ("ERISA"), under which employees of Bioran are eligible to participate or derive a benefit (collectively "Employee Plans" and individually, an "Employee
Plan").   Bioran has furnished or made available to Corning
complete and accurate copies of all the Employee Plans (and, in the case of any unwritten Employee Plans, written descriptions thereof) listed on Schedule 3.13, all trust or other funding agreements, all amendments thereto, and all favorable determination letters issued by the Internal Revenue Service with respect to the Employee Plans and amendments thereto. Each Employee Plan complies in all material respects with all applicable laws, including, without limitation, ERISA and the Internal Revenue Code of 1986, as amended. Bioran does not maintain any defined benefit pension plan and does not contribute and is not required to contribute to any multi-employer plan.

3.14 Insurance. Schedule 3.14 sets forth a list of all insurance policies held by or for the benefit of Bioran. All such policies are in full force and effect and there are no notices or threats of cancellation thereunder, and there are no unresolved claims pending by Bioran thereunder.

3.15 Permits, Licenses and Compliance with Laws. Bioran has all permits, licenses and approvals from federal, state, local and foreign governmental and regulatory bodies, including, without limitation, laboratory licenses issued for participation in the Medicare and Medicaid programs, the CLIA license and all state laboratory licenses (collectively the "Permits"), necessary for the conduct of its business, and such Permits are valid and sufficient for all business presently conducted by Bioran.
Schedule 3.15 lists all claims and notices that Bioran has received since January 1, 1991 alleging that either Bioran is not in compliance with the terms of any such Permits and with all requirements, standards and procedures of the federal, state, local and foreign governmental regulatory bodies which issued them or of any limitation or proposed limitation on any laboratory license. Bioran is, and has been for 3 years prior to the Closing Date, in substantial compliance with all federal, state and local laws, ordinances, codes, regulations, orders, requirements, standards and procedures which are applicable to its business (collectively "Laws") and, neither Trustee nor Bioran, nor anyone on their behalf, has received any notices or has any knowledge of any violations of any Laws regarding the operation of the businesses and Assets of Bioran. Except as disclosed on Schedule 3.15, neither Trustee nor Bioran, nor any of its shareholders, directors, officers, representatives, agents or employees, have engaged in any conduct, or have knowledge of any circumstances, which could lead to an investigation, or which has lead to any investigation into any activity, conduct or arrangement for rebates, kickbacks or other forms of compensation that could be determined to be illegal, unlawful or otherwise prohibited by any federal, state, municipal or other governmental agency or instrumentality and, without limiting the generality of the foregoing, neither Trustee nor Bioran, nor any of its shareholders, directors, officers, employees, representatives or agents, on behalf of or for the benefit of Bioran has solicited or obtained specimen referrals in violation of State or Federal law. Billing by Bioran under the Medicare and Medicaid programs has been true and correct in all material respects and in substantial compliance with applicable laws, regulations and policies, and for all other billings has been true and correct in all material respects.

Except as set forth in Schedule 3.15, neither Trustee nor Bioran, nor any of its shareholders, directors, officers, representatives, agents or employees has been convicted of, charged with or, to the knowledge of any member of the Bioran Group, investigated for a Medicare, Medicaid or state health program related offense or within the past three years convicted of, charged with or, to the knowledge of any member of the Bioran Group, investigated for a violation of federal or state law related to fraud, theft, embezzlement, breach of fiduciary responsibility, financial misconduct, obstruction of an investigation or controlled substances, or has been excluded or suspended from participation in Medicare, Medicaid or any federal or state health program or within the past three years has been subject to any order or consent decree of, or criminal or civil fine or penalty imposed by, any court or governmental agency relating to Bioran or its businesses.

Bioran"s use of the Business Premises (as defined in Section 3.18 below) leases are valid and permitted uses of said premises which in no way violate any applicable planning or zoning laws, rules or regulations, or any other agreements, documents or instruments respecting such premises. Neither the Trustee nor Bioran has notice or knowledge of any reason why occupancy and use of such premises by Corning and its subsidiaries and affiliates following Closing, in the same manner as such have been operated by Bioran, would not be valid, permitted and non-violative. The Business Premises leases comply with all requirements of the Stark law.

3.16 Proficiency Testing and Inspection Reports. There have been no inspections of, or proficiency tests performed by, Bioran for which Bioran has not yet received a report or results.

3.17 Litigation and Claims. Set forth on Schedule 3.17 is a list and description of (i) every claim, complaint, suit, action and judicial, regulatory, arbitral or governmental action, proceeding or investigation pending, or to the knowledge of Bioran, threatened against Trustee or Bioran or any of its shareholders, directors, officers, representatives, agents, or employees in relation to Bioran, as the case may be, and (ii) each such claim, complaint, suit, action, proceeding or investigation settled, adjudicated or otherwise disposed of at any time on or after January 1, 1991. Bioran is not aware of any basis for any material claim against Bioran, whether or not such a claim has been asserted.

3.18 Real Estate. Set forth on Schedule 3.18 are descriptions of all of Bioran"s owned and leased real property (the "Business Premises"), and all leases with respect to such real property. Bioran holds marketable title to each real property facility listed as owned by it on Item 1 of Schedule 3.18. As of January 1, 1994, Bioran has conveyed out as a dividend all of the real estate assets held by it but not used in the clinical testing laboratory business of Bioran. As of the date hereof
S.A. Fennell L.P. holds (through a nominee trustee), and at the Closing Date Bioran will hold (through a nominee trust and subject to the Real Estate Option Agreement) marketable title to the real property listed in Item 2 of Schedule 3.18 (the "Cambridge Facility"). The estimated fair market value of the real property listed in Item 2 of Schedule 3.18 is $5,500,000.
The property listed in Item 3 of Schedule 3.18 is leased by Bioran. All restrictions and encumbrances on each Business Premises other than Permitted Liens are set forth on Schedule
3.18. The roof, structure and all mechanical systems in and on the Cambridge Facility, each other owned laboratory facility, and each leased laboratory facility for which Bioran or S.A. Fennell L.P. has responsibility for maintenance or repair, including, without limitation, electrical, plumbing, heating, ventilating, air conditioning, water supply and sewage disposal systems, together with all fixtures and appliances, are in good condition and working order and free from any material defects. Each of Bioran and S.A. Fennell L.P. is in material compliance with all applicable certificates of occupancy, governmental codes, zoning laws and other legal requirements with respect to each such facility.

3.19 Environmental Matters. (a) Neither Trustee, Bioran nor S.A. Fennell L.P., nor anyone on their behalf, has received any notice or has any knowledge of any violations of any Laws regarding the Business Premises. Bioran and S.A. Fennell L.P. and, to the knowledge of Trustee and Bioran after due inquiry and investigation, all current and previous owners of the Business Premises, have complied with all laws regarding the storage and removal of hazardous or toxic substances and medical wastes. Bioran has not caused the use, storage, handling or release (as that term is defined below) of any hazardous substance (as defined below) to occur on the Business Premises. To the best of Trustee"s and Bioran"s knowledge, after due inquiry and investigation, the same never has occurred on the Business Premises. Bioran"s Business Premises are not subject to any federal, state or local "superfund" or other lien proceeding, claim, liability or action for the cleanup, removal (as defined below), or remediation of any such hazardous substance from the Business Premises or from any other real property owned or controlled by Bioran, or in which Bioran has any interest, legal or equitable, and Bioran"s Business Premises are not subject of any notice or notification regarding same, or subject to the threat or likelihood thereof.

The terms "hazardous substance", "release" and "removal" as used herein shall have the same meaning and definition as set forth in paragraphs (14), (22) and (23), respectively, of Title 42 U.S.C.
Section 9601 et seq. and any applicable state laws, as well as regulations provided thereunder, however, the term "hazardous substance" as used herein also shall include: (i) "hazardous waste" as defined in paragraph (5) of 42 U.S.C. Section 6903;
(ii) "petroleum" as defined in paragraph (8) of 42 U.S.C. Section 6991; (iii) any asbestos containing material; (iv) any polychlorinated biphenyls or PCB's; and (v) radon.

The term "superfund" as used herein means the Comprehensive Environmental Response Compensation and Liability Act, as amended, being Title 42 U.S.C. Section 9601 et seq., as amended, and any similar state statute or local ordinance applicable to Bioran"s Business Premises, and all rules and regulations promulgated, administered and enforced by any governmental agency or authority pursuant thereto.

      (b) Neither Bioran nor S.A. Fennell L.P. has any Underground Storage Tanks (as defined below) for which Bioran or S.A. Fennell L.P. may have responsibility under law or contract for maintenance or removal located upon and/or which serve Bioran"s Business Premises at the locations listed on Schedule
3.18. "Underground Storage Tank" for the purposes of this Agreement shall mean any one or combination of tanks, including appurtenant pipes, lines, fixtures and other related equipment, used to contain an accumulation of hazardous substances (as defined in subparagraph 3.19(a) hereof), the volume of which, including the volume of the appurtenant pipes, lines, fixtures and other related equipment, is ten (10%) percent or more below the ground.

3.20 Corporate Documents and Minute Books; Officers and Directors. The minutes of Corporate Proceedings, Stock Transfer Registers, Certificates of Incorporation and By-Laws of Bioran delivered to Corning for inspection are correct and complete and accurately reflect all actions and proceedings of the Trustee(s) and Shareholders of Bioran to date. Schedule 3.20 identifies by name and address each trustee, director and officer of Bioran who has served as such since January 1, 1988.

3.21 Bioran and S.A. Fennell L.P. Affiliates. Schedule 3.21 lists the affiliates of Bioran and S.A. Fennell L.P.
("Affiliates").

3.22 Bank Accounts. Schedule 3.22 is a list of all bank accounts or other investment accounts, lock boxes and other depositories of Bioran identifying bank or custodian, branch and account number, as well as the authorized signatories thereto.

3.23 Brokers. Negotiations relative to this Agreement and the transactions contemplated hereby have been carried on by Bioran and S.A. Fennell L.P. without the assistance of any broker or finder and no brokerage or finders' commission or fee is payable by Bioran or S.A. Fennell L.P. to any other party on account of this Agreement or the transactions contemplated hereby.

3.24 Adverse Change. Since July 31, 1994 , except as disclosed on Schedule 3.24 hereto, neither Bioran nor S.A. Fennell L.P. has suffered any adverse change in its financial condition, assets, liabilities or business except changes in the ordinary course of business which in the aggregate have not been materially adverse, nor any damage, destruction or loss, whether or not covered by insurance of any material portion of the assets reflected in the 1994 Financial Statements.

3.25 Continuity of Interest. The Bioran Shareholders have no present plan or intention to sell or otherwise dispose of the Corning Common Stock to be received in the Exchange.

3.26 Disclosure. Except as such representation or warranty may be qualified herein to the best knowledge of any member of the Bioran Group, no representation or warranty by any member of the Bioran Group nor any written statement or certificate furnished to Corning pursuant hereto, contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements contained herein and therein not misleading.

ARTICLE IV.Corning's Representations and Warranties

      Corning hereby represents and warrants to each member of the Bioran Group as follows:

4.1 Capitalization of Corning. The authorized capital stock of Corning consists of 10,000,000 shares of Series Preferred Stock, par value $100 each, and 500,000,000 shares of Corning Common Stock. As of July 14, 1994, 257,905 shares of Series B 8% Convertible Preferred Stock, $100 par value per share were issued
and outstanding.   As of July 14, 1994, 213,736,161 shares of
Corning Common Stock were issued and outstanding, 15,802,292 shares of Corning Common Stock were reserved for issuance in connection with employee stock option plans, convertible securities and an incentive stock plan, and 9,583,698 shares were reserved for issuance in connection with the 6% Convertible Monthly Income

Preferred Securities of Corning Delaware, L.P. All of the outstanding shares of Corning Common Stock are, and the shares of Corning Common Stock to be issued to Bioran Shareholders will be, when issued, duly authorized, validly issued, fully paid and nonassessable.

4.2 Organization and Good Standing. Corning is a corporation duly organized, validly existing and in good standing under the laws of the State of New York and has full corporate power to carry on its business as it is now being conducted, and is duly qualified to do business and is in good standing in each jurisdiction in which the character of the properties owned or leased by it or the nature of the business transacted by it makes such qualification necessary.

4.3 Authority to Execute and Perform Agreement. Corning has the full legal right, power and authority to enter into, execute and deliver this Agreement, the Escrow Agreement and the Registration Rights Agreement and to perform fully its obligations hereunder and thereunder. This Agreement, the Escrow Agreement and the Registration Rights Agreement have been or will be duly executed and delivered by Corning and are or will be the valid and binding obligations of Corning enforceable in accordance with their terms. This Agreement has been approved by the Executive Committee of the Board of Directors of Corning and no other corporate proceedings (other than any requisite actions by the Board of Directors of CorSub) are necessary to authorize this Agreement and the other agreements identified herein above or the transactions contemplated hereby or thereby. The execution and delivery of this Agreement and the other agreements identified herein above, the consummation of the transactions contemplated hereby and thereby and the performance by each Corning Party of this Agreement and the agreements identified hereinabove will not:

      (a) conflict with or result in a breach of or constitute or result in a default under any of the terms, conditions or provisions of the Certificate of Incorporation, By-Laws or other governing instruments of Corning;

      (b) require the further approval or consent of any foreign, federal, state, county or local court or other governmental or regulatory body, or the approval or consent of any other person
(other than compliance with the H-S-R Act); or

      (c) conflict with or result in any breach or violation of any of the terms and conditions of, or constitute a default (or an event which with notice or lapse of time or both would constitute a default) under, any statute, regulation, order, judgment or decree applicable to Corning, or any instrument, contract or other agreement to which Corning is a party or by or to which Corning is bound or subject.

4.4 Financial Statements. Corning's annual report on Form 10-K for the fiscal year ended January 2, 1994 (the "Corning 1993 10-K"), and its quarterly reports on Form 10-Q for the periods ended March 27, 1994 and June 19, 1994 (the "Corning 1994 10-Qs"), and all 8-K's filed by Corning since January 2, 1994 (the "Corning 1994 8-K"s) and its 1994 Annual Proxy Statement, copies of which have been furnished to Bioran were each, on the date of their respective filings with the Securities and Exchange Commission, accurate in all material respects and did not include any untrue statement of material fact or omit to state a material fact necessary to make the statements therein not misleading. The financial statements included in the Corning 1993 10-K and the Corning 1994 10-Qs present fairly the financial position of Corning and its subsidiaries at such dates and the results of their operations and cash flows for the periods then ended, in conformity with generally accepted accounting principles applied on a consistent basis throughout the periods covered by such statements, except as set forth in the report of independent accountants relating to the financial statements included in the Corning 1993 10-K.

4.5 Litigation. Except as disclosed in the Corning 1993 10-K and the Corning 1994 10-Qs and 8-Ks, there are no suits, actions or legal, administrative, arbitration or other proceedings or governmental investigations or other controversies pending, or to the knowledge of Corning threatened, or as to which Corning has received any notice, claim or assertion, which involves a potential cost or liability to Corning which would singly or in the aggregate, materially and adversely affect the financial condition, result of operations, business or prospects of Corning and its subsidiaries considered as a whole. Corning is not in default with respect to any order, writ, injunction or decree of any court or before any federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, affecting or relating to it which is material to the financial condition, results of operations or business of Corning and its subsidiaries considered as a whole.

4.6 Continuity of Business. It is the present intention of Corning (i) to cause Bioran (and, if the Merger is consummated, to cause CorSub) to continue the business that Bioran currently conducts and (ii) not to dispose of the shares of or liquidate Bioran (other than pursuant to the Merger), except that Corning may contribute the shares of Bioran or CorSub to any direct or indirect wholly owned subsidiary of Corning, or merge or liquidate such company into other wholly owned direct or indirect subsidiaries of

Corning, provided that no such action on the part of Corning will cause the transactions contemplated herein not to qualify as a tax-free reorganization pursuant to the Code. Corning shall not take any action which would cause the transactions contemplated herein to fail to qualify as a tax-free reorganization pursuant to the Code.

4.7 Brokers. Negotiations relative to this Agreement and the transactions contemplated hereby have been carried on by Corning without the assistance of any broker or finder and no brokerage or finders' commission or fee, is payable by any Corning Party to any other party on account of this Agreement or the transactions contemplated hereby.

4.8 Disclosure. Except as such representation or warranty may be qualified herein to the best knowledge of Corning, no representation or warranty by Corning, nor any written statement or certificate furnished to the Bioran Group pursuant hereto, contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements contained herein and therein not misleading.

4.9 No Material Adverse Change. Since January 2, 1994, other than disclosed in Corning's 1994 10-Qs and 8-Ks, there has been no material adverse change in the assets, business, operations or financial condition of Corning and its subsidiaries considered as a whole or any other event, condition or state of facts of any character peculiar to Corning or any of its subsidiaries or to their operations which materially and adversely affects, or threatens to materially and adversely affect, the assets, business, operations or financial condition of Corning and its subsidiaries considered as a whole.

                    ARTICLE V.  Certain Agreements

5.1 Investigations and Operations of Business of Bioran. Between the date of this Agreement and the Closing Date:

      (a) Access to Records and Business. Bioran, the Trustee and S.A. Fennell L.P. shall give Corning and its representatives and agents full access to the premises and books and records of Bioran (other than client-specific information and employee-specific information, the disclosure under Sections 3.9 and 3.13 being deemed satisfactory but including the real property listed in
Schedule 1.1(a)) and shall cause its officers, employees and independent auditors if any to furnish Corning such financial and operations data and other information, including access by Corning and Price Waterhouse to Bioran"s independent auditors' work papers, with respect to the business and properties of Bioran as Corning shall from time to time request; provided, however, that any such investigation (i) shall be conducted upon reasonable prior notice at mutually agreed times and otherwise in such manner as not to interfere unreasonably with the operation of the business of Bioran and (ii) shall not affect any of the representations and warranties hereunder. In the event the Merger is not consummated, Corning will return and will cause its representatives to return, all documents, work papers and other material obtained from Bioran and S.A. Fennell L.P. in connection with the transactions contemplated hereby and will hold such material and business information derived therefrom confidential unless and until such material or the information contained therein becomes part of the public domain or is obtained from other sources who are entitled to disclose such material or information.

      (b) Preservation of Business. Bioran and the Existing Shareholders will use their best efforts to preserve intact the business organization of Bioran to keep available the services of the present officers and employees of Bioran and to preserve its present relationships with persons having significant business relations with it.

      (c) Operations in the Ordinary Course. Except as expressly provided otherwise herein, Bioran shall operate its business only in the ordinary course and, by way of amplification and not limitation, Trustee and Bioran, as the case may be, shall not, except as expressly provided otherwise herein, without the prior written consent of an officer of Corning which shall not be unreasonably withheld (which consent shall be given or withheld, as the case may be, within 72 hours of Corning's receipt of Bioran"s written request therefor, with any failure to so give or withhold consent being deemed consent):

           (i) issue or commit to issue any Bioran Trust Stock or other ownership interest in itself, or grant or commit to grant any options, warrants, convertible securities or other rights to subscribe for, purchase or otherwise acquire any shares of Bioran Trust Stock or other ownership interest, nor change in any manner the partnership interests in S.A. Fennell L.P. or agree to do so,

           (ii) change Bioran"s method of accounting or any accounting practices or policies, or any practice or policy regarding its assets, accounts receivable or payable, or debt financing,

         (iii) declare, set aside, or pay any dividend or distribution with respect to the Bioran Trust Stock or other ownership interest of it other than distributions that will not result in Bioran"s not complying with the condition set forth in Section 6.1(m) below,

         (iv) directly or indirectly (other than pursuant to and in accordance with the terms of plans or agreements listed on the Schedules hereto) redeem, purchase or to otherwise acquire or commit to acquire any Bioran Trust Stock or any other ownership interest of Bioran,

           (v)   effect a split or reclassification of the Bioran
                 Trust Stock or a recapitalization of Bioran,

           (vi) change Bioran"s Declaration of Trust or other governing instruments, if any or amend any Shareholders Agreement to which any of them is a party,

      (vii) enter into any research and development agreement or enter into any license agreement,

      (viii) enter into any employment, consulting or agency agreement or commitment with any person or modify or cancel any such agreement, commitment or contract in effect on the date hereof containing an obligation to pay or accrue more than $50,000 annually or totaling $100,000 in the aggregate for any one such person, provided that the foregoing restriction shall not apply to hirings by Bioran of persons to replace employees who have left the employ of Bioran or where no employment agreement specifying a minimum term of employment is entered into with such person,

         (ix) enter into any agreement, contract or commitment relating to capital expenditures containing an obligation to pay or accrue more than $50,000 or totaling $100,000 in the aggregate,

          (x) enter into any agreement, contract, indenture or other instrument relating to the borrowing of money or other contracting for indebtedness or the guarantee of any obligation for the borrowing of money or other contracting for indebtedness in excess of $50,000, or incur additional indebtedness in excess of $50,000 over that shown on its latest interim balance sheet delivered to Corning prior to the date hereof other than as will not result in Bioran"s not complying with the condition set forth in Section 6.1(m) below,

          (xi) enter into any lease of real or personal property having a term of more than one year or continuing an obligation to pay or accrue more than $25,000 a year or totaling $100,000 in the aggregate, excluding renewals of existing leases in the ordinary course for a period of not longer than one year,

        (xii) enter into any agreement, contract or commitment relating to the disposition or acquisition of any interest in any business enterprise,

        (xiii) enter into any other agreement, contract or commitment which is not terminable without penalty on 60 days" notice or payment by it of an amount greater than $25,000 or which agreements, contracts or commitments are not terminable without payment of an amount greater than $250,000 in the aggregate,

         (xiv) modify or cancel any agreement or policy of insurance required to be listed in Schedules 3.11 or 3.14, or any agreement for which consent of Corning has been obtained herein,

          (xv) enter into any new line of business, or terminate any existing line of business, or open, or agree to open, or close, or announce the closure of, any facility, or dispose of any material asset or enter into a settlement of any claim or liability, asserted by or against Bioran,

         (xvi) pay or agree to pay any remuneration by way of bonus, severance or otherwise, to Trustee, or any of Bioran"s officers, directors, consultants or employees, or adjust the compensation of any such person except pursuant to existing merit pay adjustment program (expected to occur effective with the October, 1994 payroll),

        (xvii) adopt or amend any Benefit Plan, except as required by law or as contemplated in this Agreement, or

       (xviii) settle or dispose of any claims by or against Bioran for an amount greater than $25,000 individually or $250,000 in the aggregate.

 5.2 Notifications of Breach. Corning and the Bioran Group, as the case may be, shall promptly notify the other of any action or inaction by either of them or any other person which shall render inaccurate in any material respect any of the respective representations and warranties contained herein.

 5.3  Third Party Consents.   Corning and the Bioran Group shall
use their respective best efforts to obtain the consent or approval of each third party whose consent or approval is required for the consummation by it of the transactions contemplated hereby.

 5.4  Maintenance of Assets.   Bioran shall cause the assets and
properties used by it in the conduct of its business (i) to be maintained in usable operating condition, damage by casualty and ordinary wear and tear excepted, and (ii) to be used in the ordinary course of business consistent with past practice.

 5.5 Listing of Corning Common Stock. Corning shall use its best efforts to obtain, prior to the Closing, approval for the listing on the New York Stock Exchange, Inc., subject to official notice of issuance, of the shares of Corning Common Stock issued and to be issued pursuant to this Agreement.

 5.6 Adjustments of Corning Common Stock. If Corning shall effect a split, consolidation, reclassification of Corning Common Stock outstanding or make any other distribution of Corning Common Stock or of any security convertible into Corning Common Stock to the holders of Corning Common Stock, generally, after the date hereof and on or before the Closing Date, the Bioran Shareholders shall have the right to receive hereunder at Closing such number of shares of Corning Common Stock as they would have been entitled to receive upon such split, consolidation, reclassification or distribution had the Closing been held immediately prior to such split, consolidation, reclassification or distribution.

 5.7 Cooperation; Satisfaction of Conditions. Corning and the Bioran Group shall (a) give assistance, to the extent within their respective control, to each other in the preparation of required filings, including without limitation, the Premerger Notification Report pursuant to the H-S-R Act, and the seeking of required consents in any manner reasonably requested and (b) use their respective best efforts to pursue, to the extent within its control, the satisfaction of all other conditions to the consummation of the Exchange and the Merger.

 5.8 Updated Schedules. No later than fifteen (15) days after the date hereof, Bioran shall deliver to Corning an updated
Schedule 3.15 which shall, in addition to the matters set forth in
Section 3.15, include all Permits held by Bioran as of the date hereof. No later than 15 days after the date hereof, Bioran shall deliver to Corning, Schedule 3.16 which will accurately set forth, for each test or analysis performed or offered by Bioran, a summary of all proficiency testing performed by Bioran on each such test or analysis and the results thereof for each of the four most recent quarters for which proficiency testing was performed on such test or analysis, including without limitation proficiency testing under state, federal or privately operated programs.
Schedule 3.16 shall also list by name of inspecting body, scope of inspection, date of inspection and result of inspection all inspection reports of Bioran in the possession of Bioran by all governmental authorities and private accreditation agencies having jurisdiction over its business issued since January 1, 1991. The Bioran Group shall be deemed to represent and warrant to Corning the information included in amended Schedule 3.15 and in Schedule
3.16 on the same basis as if such Schedules had been included in
Article III.

                 ARTICLE VI.  Conditions of the Exchange

 6.1  Conditions of Obligations of Corning.  The obligations of
Corning to consummate the Exchange shall be subject to the following conditions:

      (a)  Representations and Warranties of the Bioran Group to be
True; Performance by the Bioran Group.   The representations and
warranties of the Bioran Group herein contained shall be true and correct in all material respects at the Closing Date with the same effect as though made at such time, except insofar as such representations and warranties are given as of a particular date or to the extent waived hereunder or affected by the transactions contemplated or permitted herein; the Bioran Group and its members, respectively, shall have performed in all material respects all obligations and complied in all material respects with all covenants and conditions required by this Agreement to be performed or complied with by it at or prior to the Closing Date; and the Trustee shall have delivered to Corning a certificate in form and substance satisfactory to Corning, dated the Closing Date to the knowledge of such individual after due inquiry, to all such effects, and if required to make such Schedules accurate as of the Closing Date, amended Schedules dated as of the Closing Date, initialed by such individual.

      (b)  Escrow Agreement.   The members of the Bioran Group as
required and the Escrow Agent named therein shall have executed and delivered to Corning the Escrow Agreement.

      (c)  Registration Rights Agreement Regarding Corning Common
Stock.   The members of the Bioran Group as required shall have
executed and delivered to Corning the Registration Rights
Agreement.

      (d)  Non-Competition Agreement.  J. Richard Fennell and
Kathleen M. Fennell shall have executed and delivered to Corning the Non-Competition Agreement (in the form of Exhibit F attached hereto).

      (e) No Legal Proceedings. No injunction shall have been obtained, and no suit, action or other proceeding shall be threatened or pending before any court or governmental agency in which it is sought to restrain or prohibit the consummation of the transactions contemplated hereby or involving a claim that the consummation of the transactions contemplated hereby would result in a violation of any law, decree or regulation of any governmental agency thereof having jurisdiction.

      (f) Statutory Requirements. All statutory requirements for the valid consummation by Bioran, S.A. Fennell L.P. and Corning of the transactions contemplated by this Agreement shall have been fulfilled, including without limitation expiration of the waiting period under the H-S-R Act; all authorizations, consents and approvals of all federal, state and local governmental agencies and authorities, required to be obtained in order to permit consummation by Bioran, S.A. Fennell L.P. and Corning of the transactions contemplated by this Agreement and to permit the businesses presently carried on by Bioran and S.A. Fennell L.P. to continue substantially unimpaired immediately following the Closing Date, shall have been obtained and shall be in full force and effect.

      (g) Opinion of Counsel for the Bioran Group. Corning shall have received from Messrs. Lourie and Cutler, P.C., counsel for the Bioran Group, an opinion, dated the Closing Date, in form and substance satisfactory to Corning's counsel, covering the matters set forth below:

           (i) Bioran is a business trust duly organized and validly existing under the laws of the Commonwealth of Massachusetts and has the requisite power and authority under such laws to conduct its business as presently conducted;

           (ii) Bioran is duly qualified and licensed as a business entity in good standing in all jurisdictions where the operations of Bioran require that it be qualified or licensed and where the failure to so qualify would have a material adverse effect on the assets, business, operations or financial condition of Bioran;

          (iii) based upon such counsel's examination of the Declaration of Trust, Bioran"s Stock Registers and Shareholder Agreements, the authorized and outstanding capital stock of Bioran is as stated on
                 Schedule 3.1 to this Agreement and, to the best of such counsel's knowledge after due inquiry, all issued shares of Bioran Trust Stock have been duly authorized, are validly issued and outstanding and fully paid and nonassessable and there are no shares issued in violation of any preemptive rights in respect thereof under applicable law;

           (iv) S.A. Fennell L.P. is a duly organized limited partnership existing in accordance with the laws of the Commonwealth of Massachusetts;

           (v) this Agreement, the Escrow Agreement, the Registration Rights Agreement, the Real Estate Option Agreement, the Affiliate"s Agreement and the Non-Competition Agreement each has been duly executed and delivered by each member of the Bioran Group or the Affiliates, as required, and each is the valid and binding obligation of such Bioran Group members thereto except that the enforceability of this Agreement, the Escrow Agreement, the Registration Rights Agreement, the Real Estate Option Agreement, the Affiliate"s Agreement and the Non-Competition Agreement is subject to the laws of bankruptcy and laws of general applicability relating to or affecting enforcement of creditors' rights, and to judicial discretion in the application of principles of equity;

           (vi) neither the execution and delivery by any member of the Bioran Group of this Agreement, the Escrow Agreement, the Registration Rights Agreement or the Non-Competition Agreement, nor compliance by the Bioran Group or the Affiliates, with the terms and conditions of any thereof, nor the consummation of the Merger will conflict with or result in a breach of any of the terms, conditions or provisions of the Declaration of Trust or other governing instrument of Bioran or of any agreement, contract or commitment listed on any Schedule, or of any judgment, order, injunction, decree, regulation or ruling, of which such counsel is aware, of any domestic court or domestic governmental authority to which Bioran is subject, or constitute a material default thereunder;

         (vii) to the best of such counsel's knowledge, all filings with and authorizations, consents and approvals of all governmental agencies and authorities of the United States and of the Commonwealth of Massachusetts required in order to permit consummation of the transactions contemplated by Articles I and II as contemplated by this Agreement have been made or obtained other than the filing of the Articles of Merger contemplated by Article II;

       (viii) upon the filing of the Articles of Merger with the Office of the Secretary of State of the Commonwealth of Massachusetts, the Merger will be effective under Massachusetts law;

           (ix) J. Richard Fennell has resigned as Trustee of Bioran and a person nominated by Corning has been appointed as trustee of Bioran in accordance with the terms of the Declaration of Trust and the laws of the Commonwealth of Massachusetts; and

           (x) to the best of such counsel's knowledge, except as disclosed on Schedule 3.17 Bioran is not engaged in any suit or action, or any other legal, administrative or arbitration proceeding or governmental investigation which would, if adversely determined, materially and adversely affect or impair its assets, operations, business or condition, financial or otherwise.

 In rendering such opinion such counsel may rely, to the extent such counsel deems such reliance necessary or appropriate, upon opinions of local counsel, reasonably satisfactory to Corning as to matters of law and, as to matters of fact, upon certificates of public officials and of any officer or officers of Bioran and S.A. Fennell L.P. provided the extent of such reliance is specified in such opinion.

      (h)  Employment Agreements.  Employment agreements between
Bioran and each of the persons listed on Schedule 6.1(h) satisfactory to Corning shall have been entered into and remain in full force and effect.

      (i) Real Estate Transfer and Leases; Real Estate Option Agreement. Bioran and S.A. Fennell L.P. shall have executed the Real Estate Option Agreement. Bioran shall have executed and delivered to Corning lease agreements satisfactory to Corning as set forth in Exhibit G and Bioran shall have delivered to Corning lease agreements for all other properties listed in Item 3 of
Schedule 3.18.

      (j)   Affiliate Agreements.   Each  of  the  Affiliate
Agreements in the form of Exhibit E ("Affiliate Agreements") entered into by the Bioran Affiliates as of the date hereof shall be in full force and effect as of the Closing Date and no such Affiliate shall then be in breach of her Affiliate Agreement.

      (k)        Insurance.   Bioran shall have in full force and
effect those policies of insurance listed on Schedule 3.14. Corning shall have received an endorsement to its insurance policies covering professional liability claims of Bioran prior to the Closing Date that are unknown as of the Closing Date and Bioran shall have paid prior to the Closing Date 50 percent of the premium for such endorsement subject to a maximum payment by Bioran of $75,000.

      (l) Price Waterhouse Pooling Letter. Corning shall have received a letter from Price Waterhouse that the transactions contemplated herein may be accounted for by Corning as a pooling of interests, provided that, prior to the issuance of the pooling letter, the Bioran Group shall deliver to Corning and Price Waterhouse a letter signed by the Trustee, as representative for the Bioran Group, stating that, to the best of his knowledge and belief, after diligent inquiry and investigation and consultation with Bioran's attorneys and accountants, there are no reasons why the transactions contemplated herein may not be accounted for as a pooling of interest.

      (m) Bioran Stockholder Equity. As of the Closing on the Closing Date, Bioran shall deliver a balance sheet ("Closing Balance Sheet") certified by its Trustee and chief accounting officer which shows that Bioran"s net Stockholder Equity as of the Closing Date (determined in accordance with generally accepted accounting principles applied on a basis consistent with the principles utilized in the 1994 Financial Statements except that the Closing Balance Sheet shall be prepared on an accrual (rather than cash) basis shall be no less than $13,500,000 (excluding the real estate listed in Schedules 1.1(a)).

      (n) Certificates for Bioran Trust Stock. Corning shall have received all stock transfer records of Bioran and certificates representing all shares of Bioran Trust Stock issued and outstanding as of the Closing Date together with such evidence satisfactory to Corning that title to such certificates have been transferred to Corning free and clear of all liens.

      (o) Termination of Shareholder Agreement; Release. All of the Shareholder Agreements shall have been terminated. All members of the Bioran Group (other than Bioran) and all Bioran Affiliates shall have executed and delivered to Corning a release of Bioran from any obligations it may have to such members other than as contemplated by this Agreement and the Exhibits hereto.

      (p) Non-Foreign Status. All Bioran Stockholders shall have executed and delivered to Corning an affidavit in accordance with Section 1445 and 897 of the Internal Revenue Code certifying that none of such persons is a foreign person.

      (q) Environmental Investigation. Corning shall be satisfied in all material respects with its environmental investigation of the premises and practices of Bioran.

      (r) New Schedules. Corning shall be satisfied in all material respects with Schedules 3.15 and 3.16 and Corning and Trustee shall have agreed to the contents of Schedule 8.4.

      (s) Resignation of Trustee. J. Richard Fennell shall have resigned as Trustee of Bioran and a person nominated by Corning shall have been appointed the Trustee of the Trust in accordance with the terms of the Declaration of Trust and applicable law.

      (t) Resignation of Officers. The existing officers of Bioran shall have resigned and the persons designated by Corning shall have been elected as officers of Bioran.

 6.2 Conditions of Obligations of the Bioran Group. The obligations of the Bioran Group to cause Bioran to consummate the Exchange shall be subject to the following conditions:

      (a) Representations and Warranties of Corning to be True; Performance by Corning. The representations and warranties of Corning herein contained shall be true and correct in all material respects at the Closing Date with the same effect as though made at such time, except insofar as such representations and warranties are given as of a particular date or except to the extent waived hereunder or affected by the transactions contemplated or permitted herein; Corning shall have performed in all material respects all obligations and complied in all material respects with all covenants and conditions required by this Agreement to be performed or complied with by them at or prior to the Closing Date; and Corning shall have delivered to the Trustee a certificate of Corning in form and substance satisfactory to Bioran, dated the Closing Date and signed by its President or one of its Vice Presidents to the knowledge of such officer after due inquiry, to all such effects.

      (b)        Listing of Corning Common Stock.  The New York
Stock Exchange, Inc. shall have approved for listing, subject to official notice of issuance, the shares of Corning Common Stock to be issued pursuant to the Exchange.

      (c) Escrow Agreement; Stock Certificates. Corning and the Escrow Agent named therein shall have executed and delivered to the Bioran Group the Escrow Agreement, and Corning shall have delivered to the Escrow Agent a certificate or certificates representing the number of shares of Corning Common Stock to be delivered into the Escrow Fund together with duly executed stock powers for deposit into the Escrow Fund as provided in the Escrow Agreement. Corning shall have delivered to the Bioran
Shareholders a certificate or certificates representing the number of shares of Corning Common Stock to be delivered directly to the holders of Bioran Trust Stock as contemplated by Section 1.2(c).

      (d)        Registration Rights Agreement Regarding Corning
Common Stock.   Corning shall have executed and delivered to the
Bioran Shareholders the Registration Rights Agreement.

      (e) No Legal Proceedings. No injunction shall have been obtained, or no suit, action or other proceedings shall be threatened or pending before any court or governmental agency in which it is sought to restrain or prohibit the consummation of the transactions contemplated hereby, or in which it is sought to obtain damages in connection therewith, or involving a claim that the consummation of the transactions contemplated hereby would result in a violation of any law, decree or regulation of any government or agency thereof having jurisdiction.

      (f) Statutory Requirements. All statutory requirements for the valid consummation by Bioran, S.A. Fennell L.P. and Corning of the transactions contemplated by this Agreement shall have been fulfilled, including without limitation expiration of the waiting period under the H-S-R Act; all authorizations, consents and approvals of all federal, state and local governmental agencies and authorities required to be obtained in order to permit consummation by Bioran, S.A. Fennell L.P. and Corning of the transactions contemplated by this Agreement shall have been obtained and shall be in full force and effect.

      (g) Tax Opinion of Price Waterhouse. Corning and Bioran shall have received from Price Waterhouse an opinion, dated the Closing Date, in form and substance satisfactory to Bioran"s and Corning's counsel, to the effect that the Exchange and the transactions contemplated herein qualify as a tax-free reorganization under Section 368(a) of the Code.

     (h) Opinion of Counsel for Corning. The Bioran Group shall have received from William C. Ughetta, Esq., General Counsel of Corning, an opinion, dated the Closing Date, in form and substance satisfactory to the Bioran Group's counsel, covering the matters set forth below:

        (i) Corning is a corporation duly organized and validly existing and in good standing under the laws of the State of New York and has the corporate power under such laws to carry on its business as presently conducted;

        (ii) the authorized capital of Corning consists of 10,000,000 shares of Series Preferred Stock, par value $100 each, and 500,000,000 shares of Corning Common Stock;

         (iii) all issued shares of Corning Common Stock have been duly authorized, are validly issued and outstanding (other than shares held in Corning's Treasury), and are fully paid and nonassessable;

        (iv) the shares of Corning Common Stock issued and to be issued pursuant to this Agreement have been duly authorized and, when initially issued in accordance with this Agreement as at the Closing Date, will be duly and validly issued and will be fully paid and nonassessable and subject only to official notice of issuance, have been accepted for listing on the New York Stock Exchange, Inc.;

        (v) all corporate action by Corning required to authorize the Exchange has been taken and each of this Agreement, the Escrow Agreement and the Registration Rights Agreement has been duly executed and delivered by Corning as required; each is the valid and binding obligation of Corning, enforceable in accordance with their respective terms, except that the enforceability of this Agreement, the Escrow Agreement and the Registration Rights Agreement is subject to the laws of bankruptcy and laws of general applicability relating to or affecting enforcement of creditors' rights, and to judicial discretion in the application of principles of equity;

        (vi) neither the execution and delivery by Corning of this Agreement, the Escrow Agreement, or the Registration Rights Agreement nor compliance by Corning with the terms and provisions of any of such agreements to which it is a party, will conflict with or result in a breach of any of the terms, conditions or provisions of the Certificate of Incorporation or By-Laws of Corning or of any judgment, order, injunction, decree, regulation or ruling of which such counsel is aware, of any domestic court or domestic governmental authority to which Corning is subject, or constitute a material default thereunder or any other agreement or instrument by which Corning is bound;

        (vii) to the best of such counsel's knowledge, all filings with and all authorizations, consents and approvals of all governmental agencies and authorities of the United States required in order to permit consummation by Corning of the Exchange as contemplated by this Agreement have been made or obtained; and

        (viii) to the best of such counsel's knowledge, except as disclosed in the Corning 1993 10-K, 1994 10-Qs and 1994 8-Ks, Corning is not engaged in any suit or action, or any other legal, administrative or arbitration proceeding or governmental investigation which would, if adversely determined, materially and adversely affect or impair its assets, operations, business or condition, financial or otherwise.

 In rendering such opinion such counsel may rely, to the extent such counsel deems such reliance necessary or appropriate, upon opinions of local counsel reasonably satisfactory to the Bioran Group as to matters of law and, as to matters of fact, upon certificates of public officials and of any officer or officers of Corning and CorSub, provided the extent of such reliance is specified in the opinion.

     (i)        Real Estate Option Agreement.  S.A. Fennell and
Bioran shall have executed and delivered the Real Estate Option
Agreement.

     (j) New Schedules. Corning and Trustee shall have agreed to the contents of Schedule 8.4.

ARTICLE VII. Termination of Obligations and Waivers of
         Conditions; Payment of Expenses

 7.1    Termination of Agreement and Abandonment of Merger.
Anything herein to the contrary notwithstanding, this Agreement and the Exchange contemplated hereby may be terminated as follows, and in no other manner:

     (a) Mutual Consent. At any time before the Closing Date by mutual written consent of Corning and the Trustee (on behalf of itself and the Bioran Group), or

     (b) Expiration Date. By either Corning or the Trustee on written notice if the Exchange shall not have closed by December 31, 1994 (which date may be extended by mutual agreement of Corning and the Trustee).

 7.2 Effect of Termination. In the event that this Agreement shall be terminated pursuant to Section 7.1, all obligations of the parties hereto under this Agreement shall terminate (except those of confidentiality under Section 5.1(a), which shall survive such termination) and there shall be no liability of any party to another (except by reason of a default hereunder which has not been waived).

7.3  Payment of Expenses.    Corning and the Bioran Group,
respectively, will pay all of its own costs and expenses incident to their respective negotiation and preparation of this Agreement and to their performance of and compliance with all agreements and conditions contained herein or therein on their part to be performed or complied with, including the fees, expenses and disbursements of counsel and auditors. Any expenses of Bioran will be reflected in the closing balance sheet referred to in Section 8.5(c).

7.4  Waiver of Conditions.

     (a) If any of the conditions specified in Section 6.1 has not been satisfied, Corning may nevertheless at its election proceed with the transactions contemplated hereby. Any such election to proceed shall be evidenced by a certificate of Corning executed by its Vice Chairman, President or one of its Vice Presidents.

     (b) If any of the conditions specified in Section 6.2 has not been satisfied, the Bioran Group may nevertheless at its election proceed with the transactions contemplated hereby. Any such election to proceed shall be evidenced by a certificate of the Trustee (on behalf of himself and the other members of the Bioran Group).

                     ARTICLE VIII.  Miscellaneous

 8.1 Amendments. This Agreement and any Exhibit attached hereto may be amended at any time by an instrument in writing signed respectively by an authorized officer of, or individually by, each of the parties hereto, making reference to this Agreement and expressing the plan or intention to amend or modify it.

 8.2 Schedules. Each Schedule delivered by Bioran pursuant to the terms of this Agreement is in writing and has been initialed by the Trustee on its behalf.

 8.3 Further Instruments and Actions. Each party shall execute and deliver such instruments and take such other action as shall be reasonably required, or as shall be reasonably requested by any other party, in order to carry out all transactions, agreements and covenants contemplated in this Agreement, at or prior to the Closing Date.

 8.4 Survival of Representations and Warranties. The respective representations and warranties of Corning and (other than specific items of potential loss identified by Corning in a schedule ("Schedule 8.4") to which the Bioran Group shall have agreed to the Closing prior to the Closing Date) the Bioran Group contained herein and in any instrument delivered by them hereunder shall expire and be terminated and extinguished 24 months after the Closing Date.

 8.5  Indemnification.

     (a)  Indemnification by Bioran Shareholders.  Subject to
Section 8.4 above (in the case of clause (i) below), the terms of the Escrow Agreement and the limitations set forth below, the Trustee and Bioran Shareholders (except S. A. Fennell, L.P., which shall be responsible only for Losses attributable to S. A. Fennell,
L. P.) shall jointly and severally indemnify Corning against losses (including any and all costs, expenses, liabilities, judgments, assessments or penalties and reasonable attorneys' fees and disbursements relating thereto but less any tax savings (based on an assumed combined federal and state tax rate of 40%) arising out of the deductibility of such losses or expenses, or otherwise, which are hereinafter referred to as "Losses") suffered or incurred by Corning resulting from or arising out of (i) the substantial inaccuracy of any representations, or material breach of any warranties or covenants of the Bioran Group, contained in this Agreement or of any Exhibit, Schedule or Certificate delivered to Corning pursuant to this Agreement, (ii) the claims listed on
Schedule 3.17 and any professional liability claims against Bioran not covered and reimbursed by insurance, which claim arose out of operations of Bioran prior to the Closing and which (A) are brought within two years after the Closing Date or (B) are known to any member of the Bioran Group prior to the Closing Date, provided that if Corning shall not maintain professional liability insurance coverage in the same policy amounts (including retentions) as heretofore maintained by Corning, then the Trustee"s and Bioran Shareholders' liability hereunder to Corning for Losses incurred on account of such claims shall be limited to those Losses that would have been incurred had such insurance been maintained, and provided further that neither the Trustee nor the Bioran Shareholders shall be liable to Corning for any Loss caused by an error or omission of Corning, (iii) any federal, state or local income, sales or other taxes of Bioran for periods ending on or prior to the Closing Date,
(iv) any claim for finder's fee or brokerage or other commission arising by reason of any services alleged to have been rendered to or at the instance of any member of the Bioran Group with respect to this Agreement or any of the transactions contemplated hereby and (v) any and all actions, suits, proceedings, claims, demands, assessments, judgments, costs and expenses, including without limitation, reasonable legal fees and expenses, incident to any of the foregoing or incurred in attempting to oppose the imposition thereof, or in enforcing this indemnity. Corning's recovery of its losses pursuant to this clause shall be limited to the aggregate value of the shares of Corning Common Stock issued to Bioran Shareholders. Corning shall not be entitled to indemnification on account of any Losses (other than adjustments on account of the Closing Balance Sheet which are covered in (c), below) unless the aggregate of Losses shall exceed $600,000 (the "Threshold Amount"), but Corning shall be entitled to recover all Losses if Losses exceed the Threshold Amount in the aggregate, provided that each separate claim asserted by Corning as comprising such aggregate shall be for at least $10,000. The Bioran Group recognizes that Corning Life Sciences Inc. ("CLSI") and its subsidiaries are self-insured for the first $1 million per claim of professional liability claims, subject to an aggregate stop loss limit of $3 million per year. Corning agrees that all self-insured retentions shall first be applied to all professional liability claims of CLSI and it subsidiaries other than professional labilities claims of Bioran occurring prior to the Closing Date so that such claims of Bioran that are covered by insurance shall be deemed reimbursed by insurance to the extent that the stop loss limit of CLSI is exceeded. The Bioran Group further understands that the policy referred to in Section 6.1(j) will not cover Corning for professional liability claims known as of the Closing Date.

     (b) Indemnification by Corning. Subject to Section 8.4 above (in the case of clause (i) below), Corning shall indemnify the Bioran Shareholders against losses (including any and all costs, expenses, liabilities, judgments, assessments or penalties and all reasonable attorneys' fees and disbursements relating thereto) suffered or incurred by the Bioran Shareholders resulting from or arising out of the (i) substantial inaccuracy or material breach of any representations, warranties or covenants of Corning in this Agreement or of any Schedule or Certificate delivered to Bioran pursuant to this Agreement, (ii) any claim for finder's fee or brokerage or other commission arising by reason of any services alleged to have been rendered to or at the instance of Corning with respect to this Agreement or any of the transactions contemplated hereby and (iii) any and all actions, suits, proceedings, claims, demands, assessments, judgments, costs and expenses, including without limitation, reasonable legal fees and expenses, incident to any of the foregoing or incurred in attempting to oppose the imposition thereof, or in enforcing this indemnity. Any indemnity paid by Corning in Corning Common Stock shall be valued at $31 per share.

     (c) Closing Balance Sheet Adjustment. Within 60 days after the Closing Date, Corning shall deliver a written notice to the Trustee either accepting the Closing Balance Sheet as presented or objecting to the Closing Balance Sheet and proposing specific adjustments thereto with the reasons therefor. If the aggregate of adjustments so proposed exceeds $50,000 in favor of Corning and the Trustee does not agree to such adjustments within 30 days of Corning"s notice, Corning shall issue a Claim Certificate to the Escrow Agreement under the Escrow Agreement, and the claim for adjustment shall be handled in accordance with (d) below and the provisions of the Escrow Agreement. Any claim for adjustment to the Closing Balance Sheet less than $50,000 shall be waived by Corning, and any amount finally determined as owing to Corning on account of such a claim for adjustment shall be reduced by $50,000.

     (d) Arbitration. All disputes arising under Section 8.5(a), 8.5(b) and 8.5(c) between the parties which are not resolved by means of direct negotiations between them shall be finally settled by arbitration in accordance with this Section 8.5(d). The arbitration shall be held in or around Boston, Massachusetts and shall be conducted in accordance with the commercial arbitration rules of the American Arbitration Association (AAA) by one arbitrator, appointed by consent of Corning and the Trustee which consent shall not be unreasonably withheld or delayed. If the parties cannot agree upon an arbitrator, either may apply to the AAA to appoint one. The arbitrator shall resolve the dispute
within 60 days after the dispute is submitted to him.   Any
decision by the arbitrator shall be binding upon the parties and may be entered as a final judgment in any court having jurisdiction. The cost of any arbitration proceeding shall be borne by the parties as the arbitrator shall determine if the parties have not otherwise agreed. The arbitrator shall render his final decision in writing to the parties, which decision shall explain the reasons therefor.

     (e) Third Party Claims. If any claim is made or an action is brought against Corning for which indemnification from the Trustee and Bioran Shareholders is available to Corning under this Agreement, Corning shall notify the Trustee promptly in writing upon the receipt of notice of such claim or summons, as the case may be, and the Trustee and Bioran Shareholders may at their option thereafter assume the defense thereof with counsel reasonably acceptable to Corning which fees and expenses of defense shall be charged to and paid out of the Escrow Fund, provided that Corning may continue to participate in (but not control) the defense and disposition of such claim or action at its expense. Corning shall cooperate with the Trustee and Bioran Shareholders in the defense of such claim or action, and no settlement of such claim or action which does not involve a total release of Corning and its Subsidiaries from such claim or action shall be made by the Trustee or Bioran Shareholders without Corning's approval, which shall not be unreasonably withheld.

 8.6 Publicity. Corning and the Bioran Group agree that all press releases, announcements and other publicity concerning this Agreement shall be subject to the prior approval by both of them, with Corning acting through the Executive Vice President-Finance of CLSI and the Bioran Group acting through the Trustee.

 8.7 Governing Law. This Agreement and the legal relations between the parties shall be governed by and construed in accordance with the laws of the State of New York.

 8.8 Notices. Any notices or other communications required or permitted thereunder shall be sufficiently given if hand delivered or sent by registered mail or certified mail, postage prepaid, or by overnight courier or delivery service addressed, if to Corning, care of Corning Life Sciences Inc., One Malcolm Avenue, Teterboro, New Jersey 07608, Attention: Raymond C. Marier, General Counsel, and if to the Bioran Group, care of J. Richard Fennell, Ph.D., Two Laxfield Road, Weston, MA 02193, copy to Lourie & Cutler, P.C., 60 State Street, Boston, MA 02109, Attention: David R. Andelman, Esq., or such other address as shall be furnished in writing by any of the parties, and any such notice or communication shall be deemed to have been given as of the date so mailed (except that a notice of change of address shall not be deemed to have been given until received by the addressee).

 8.9 No Assignment. This Agreement may not be assigned, by operation of law or otherwise, and any attempt to do so shall be null and void.

 8.10 Headings. The descriptive headings of the several Articles, Sections and paragraphs of this Agreement are inserted for convenience only and do not constitute part of this Agreement.

 8.11 Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties hereto and delivered to each of the other parties hereto.

 8.12 Entire Agreement. Other than the Confidentiality Agreement dated June 22, 1994 and the amendment letter thereto executed in August 1994, this Agreement and the Exhibits and Schedules identified herein represent the entire agreement and understanding between the parties hereto with respect to the subject matter hereof and as such supersedes all prior representations, negotiations, understandings, and agreements.

 8.13 Additional Actions. The Trustee and S.A. Fennell L.P. shall, at any time and from time to time after the Closing, without further consideration, execute whatever minutes of meetings or other instruments and take whatever action as Corning or CorSub may deem reasonably necessary or desirable to effect, perfect or confirm of record or otherwise in CorSub full right, title and interest in and to the assets of Bioran or to carry out the intent and purposes of the transactions contemplated hereby.

IN WITNESS WHEREOF, each of the parties hereto have caused this Agreement to be executed on its behalf by its officers thereunto duly authorized, all as of the day and year first above written.

                          CORNING INCORPORATED


                          By: ___________________________________
                              Van C. Campbell
                              Vice Chairman

                          MORAN RESEARCH LABS


                          By:____________________________________
                             J. Richard Fennell, Ph.D.,
                             Trustee and President

                          S.A. FENNELL LIMITED PARTNERSHIP


                          By: ___________________________________
                              Its General Partner, Forest Realty
                              Company, a Massachusetts Business
                              Trust, acting through its Trustee,
                              J. Richard Fennell

                          SUSAN E. KHOURY IRREVOCABLE TRUST
                          LINDA M. SHEA IRREVOCABLE TRUST
                          KATHLEEN M. FENNELL IRREVOCABLE TRUST
                          PATRICIA A. McEACHERN IRREVOCABLE TRUST


                          By: ___________________________________
                              Ann Marie Cannistraro, Trustee


                          By: ___________________________________
                              Shirley A. Fennell, Trustee


                          By:____________________________________
                             Susan E. Khoury, Trustee and Settlor


                          By:____________________________________
                             Linda M. Shea, Trustee and Settlor


                          By:_____________________________________
                              Kathleen M. Fennell, Trustee and
                              Settlor


                          By:_____________________________________
                             Patricia A. McEachern, Trustee and
                             Settlor

D:\FILINGS\CORNING\81364\BIO-ACQ.AG1

INDEX OF SCHEDULES


Item                      Description

1.1(a)                    Real Property Conveyed by S.A.
                          Fennell L.P.
3.1(c)                    Share Ownership
3.4                       Conflicts
3.5(a)                    Financial Statements
3.7                       Tangible Assets
3.8                       Business
3.9                       Client List
3.10                      Computer Programs
3.11                      Contracts
3.12                      Intellectual Property
3.13                      Employee Listing and Employee
                          Benefits
3.14                      Insurance Policies
3.15                      Permits
3.16                      Proficiency Testing
3.17                      Litigation
3.18                      Real Property
3.21                      Affiliate
3.22                      Bank Accounts
3.24                      Adverse Change
6.1(h)                    Employment Agreements
8.4                       Potential Losses

INDEX OF EXHIBITS

A                         Escrow Agreement
B-1                       Agreement of Merger
B-2                       Articles of Merger
C                         Registration Rights Agreement
D                         Real Estate Option Agreement
E                         Affiliates' Agreement
F                         Non-Competition Agreement
G                         Affiliated Party Real Estate Leases